Exhibit 24

Entergy Corporation

Certificate

I, Paul A. Castanon, Assistant Secretary of Entergy Corporation, a corporation organized under the laws of the State of Delaware (the "Corporation"), do hereby certify that the following is a true and correct copy of certain resolutions duly adopted by the Board of Directors of said Corporation on December 7, 2006, that said resolutions have not been altered, amended or repealed, and are in full force and effect on the date hereof.

Resolved, that the Board of Directors authorizes the registration under the Securities Act of 1933, as amended (the "Securities Act"), of up to 7,000,000 shares of the common stock ("Common Stock") of the Company for issuance under the 2007 Equity Ownership and Long Term Cash Incentive Plan of Entergy Corporation and Subsidiaries (the "Form S-8"); and further

Resolved, that each member of the Board of Directors of the hereby designates Robert Sloan, Nathan Langston and Paul A. Castanon, or any of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her in his or her name in any and all capacities to sign the Form S-8 and any amendments thereto; and

                        Resolved, that the officers of the Corporation are authorized to file with The New York Stock Exchange, Inc. ("NYSE") an application to list the shares of Common Stock covered by the Form S-8; and

                        Resolved, that the officers of the Corporation are authorized to take any and all other actions deemed necessary or advisable in connection with the foregoing resolutions; and

IN WITNESS WHEREOF, I have set my hand this 23rd day of January, 2007.

By: /s/ Paul A. Castanon
Paul A. Castanon